PURCHASE AGREEMENT

by and among

NEC DG II, LLC,
as the Seller,

NEC-EPS HOLDING, LLC,
as the Company

and

ENERGY AND POWER SOLUTIONS, INC.,

as the Buyer,

Dated as of July 3, 2008

i

(continued)

ii

(continued)

TABLE OF EXHIBITS

Exhibit A	Form of Promissory Note
Exhibit B	Form of Receipt of Closing Amount
Exhibit C	Form of Letter of Resignation
Exhibit D	Form of FIRPTA Certificate

iii

PURCHASE AGREEMENT

This PURCHASE AGREEMENT (this “Agreement”) is made and entered into as of July 3, 2008, by and among NEC DG II, LLC, a Delaware limited liability company (the “Seller”), NEC-EPS Holding, LLC, a Delaware limited liability company (the “Company”), and Energy and Power Solutions, Inc., a California corporation (the “Buyer”).

RECITALS

A.           WHEREAS, the Seller owns 80% and Buyer owns 20% of the issued and outstanding Membership Interests (as defined below) of the Company.

B.            WHEREAS, the Seller wishes to sell to the Buyer, and the Buyer wishes to purchase from the Seller, the Seller’s Membership Interests.

AGREEMENT

In consideration of the foregoing and the mutual covenants and agreements herein contained, and intending to be legally bound hereby, the parties agree as follows:

ARTICLE I.
DEFINITIONS

Section 1.1.     Certain Defined Terms.  For purposes of this Agreement:

“Act” means the Delaware Limited Liability Company Act (6 Del.C. § 18-101, et seq.) as amended, and any successor to such statute.

“Action” means any claim, action, suit, arbitration or proceeding by or before any Governmental Authority.

“Affiliate” means, with respect to any Person, any other Person that directly, or indirectly through one or more intermediaries, controls, is controlled by, or is under common control with, such first Person. For the purposes of this Agreement, the Company and its Subsidiaries are deemed to be Affiliates of the Seller, but not the Buyer, prior to the Closing and Affiliates of the Buyer, but not the Seller, after the Closing.

“Ancillary Agreement” means any agreement entered into in connection with the transactions contemplated by this Agreement and shall include the exhibits hereto.

“Business Day” means any day that is not a Saturday, a Sunday or other day on which banks are required or authorized by Law to be closed in the city of Los Angeles.

“Code” means the Internal Revenue Code of 1986, as amended.

“control,” including the terms “ controlled by” and “under common control with,” means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, as trustee or executor, as general partner or managing member, by contract or otherwise.

“Employee Plan” means each (a) employee benefit plan (as defined in Section 3(3) of ERISA), whether or not subject to ERISA and (b) bonus, stock option, stock purchase, restricted stock, incentive, deferred compensation, retiree medical or life insurance, supplemental retirement, fringe, or other benefit plan, program or arrangement.

“Encumbrance” means any charge, claim, mortgage, lien, option, pledge, security interest or other restriction of any kind (other than those created under applicable securities laws).

“ERISA” means the Employee Retirement Income Security Act of 1974, and the rules and regulations promulgated thereunder, as amended from time to time, or any successor statute. Any reference herein to a particular provision of ERISA shall mean, where appropriate, the corresponding provision in any successor statute or regulation.

“FPA” means the Federal Power Act, as amended, and, as the context requires, the FERC regulations thereunder.

“GAAP” means United States generally accepted accounting principles as in effect on the date hereof.

“Governmental Authority” means any United States federal, state or local, or non-United States, governmental, regulatory or administrative authority, agency or commission or any judicial or arbitral body.

“Indebtedness” means, with respect to the Company or its Subsidiaries, (a) all indebtedness for borrowed funds, whether or not evidenced by a writing, (b) all obligations evidenced by bonds, debentures, notes or other similar instruments, (c) all obligations in respect of letters of credit, but only to the extent drawn and not otherwise included in clause (a) above, (d) all guaranties of indebtedness for borrowed funds of any other Person and (e) all obligations with respect to capital leases.

“Intellectual Property” means (i) trade names, trademarks and service marks, domain names, corporate names trade dress and similar rights, whether registered or unregistered, and applications to register any of the foregoing; (ii) patents and patent applications; (iii) copyrights (whether registered or unregistered) and applications for registration; and (iv) confidential and proprietary information, including trade secrets and know-how.

“IRS” means the Internal Revenue Service of the United States.

“Knowledge” with respect to the Company means the actual knowledge of the persons listed in Schedule 1.1(a) of the Disclosure Schedules as of the date of this Agreement (or, with respect to a certificate delivered pursuant to this Agreement, as of the date of delivery of such certificate) after reasonable inquiry.

“Law” means any statute, law, ordinance, regulation, rule, code, injunction, judgment, decree or order of any Governmental Authority.

“Leased Real Property” means the real property leased or licensed by the Company or its Subsidiaries, in each case, as tenant, together with all easements, licenses, rights and appurtenances of the Company or its Subsidiaries relating to the foregoing. For the avoidance of doubt, the term Leased Real Property includes each “Parcel” under the Cogeneration Energy Purchase Agreements described in Schedule 4.16(a) of the Disclosure Schedules.

“Losses” means all losses, liabilities, costs, damages and expenses (including reasonable attorneys’ fees) actually incurred or paid by an Indemnified Party.

“Material Adverse Effect” means, with respect to the Company, any event, change, circumstance, effect or state of facts that is materially adverse to (a) the business, financial condition or results of operations of any of the Company or its Subsidiaries, taken individually or (b) the ability of the Company to perform its obligations under this Agreement or to consummate the transactions contemplated hereby; provided, however, that “Material Adverse Effect” shall not include the effect of any circumstance, change, development, event or state of facts arising out of or attributable to any of the following, either alone or in combination: (1) the markets in which the Company and its Subsidiaries operate generally, except to the extent any such condition has a substantially disproportionate effect on the Company and its Subsidiaries, taken as a whole, relative to other Persons principally engaged in the same industry as the Company and its Subsidiaries, (2) general economic or political conditions (including those affecting the securities or commodities markets), except to the extent any such condition has a substantially disproportionate effect on the Company and its Subsidiaries, taken as a whole, relative to other Persons principally engaged in the same industry as the Company and its Subsidiaries, (3) the public announcement of this Agreement or of the consummation of the transactions contemplated hereby, (4) acts of war (whether or not declared), sabotage or terrorism, military actions or the escalation thereof or other force majeure events occurring after the date hereof, and (5) any changes in applicable Laws or accounting rules.

“Membership Interests” means all of the interest and ownership of Seller and Buyer as members in the Company, including the capital account of Seller and Buyer, their participation in the profits and losses of the Company in accordance with their percentage interest, and all of their other rights and obligations under the Operating Agreement and the Act, relating to the Company.

“Operating Agreement” means that certain Amended and Restated Operating Agreement for NEC-EPS Holding, LLC, dated April 13, 2005.

“Permitted Encumbrance” means (a) statutory liens for current Taxes not yet due or delinquent (or which may be paid without interest or penalties) or the validity or amount of which is being contested in good faith by appropriate proceedings, (b) inchoate mechanics’, carriers’, workers’, repairers’ and other similar lien rights related to work in progress and arising or incurred in the ordinary course of business, and (c) all exceptions, restrictions, easements, covenants, conditions imperfections of title, charges, rights-of-way and other Encumbrances that do not materially interfere with the present use of the assets of the Company or any of its Subsidiaries.

“Person” means an individual, corporation, partnership, limited liability company, limited liability partnership, syndicate, person, trust, association, organization or other entity, including any Governmental Authority, and including any successor, by merger or otherwise, of any of the foregoing.

“Post-Closing Tax Period” means any Taxable period commencing after the Closing Date, including the portion of any Straddle Period commencing on the Closing Date.

“Pre-Closing Tax Period” means any Taxable period ending on or prior to the Closing Date, including the portion of any Straddle Period up to but not including the Closing Date.

“Representatives” means, with respect to any Person, the managers, member’s representatives, officers, directors, employees, agents, accountants, advisors, bankers and other representatives of such Person.

“Straddle Period” means any Taxable period beginning on or before the Closing Date and ending after the Closing Date.

“Subsidiary” means, with respect to any Person, any other Person of which at least 50% of the outstanding voting securities or other voting equity interests are owned, directly or indirectly, by such first Person.

“Tax” or “Taxes” (and with correlative meaning, “Taxable” and “Taxing”) means any United States federal, state or local, or non-United States, income, gross receipts, franchise, estimated, alternative minimum, add -on minimum, sales, use, transfer, registration, value added, excise, natural resources, severance, stamp, withholding, occupation, premium, windfall profit, environmental, customs, duties, real property, personal property, capital stock, net worth, intangibles, social security, unemployment, disability, payroll, license, employee or other tax or similar levy of any kind whatsoever, including any interest, penalties or additions to tax in respect of the foregoing.

“Tax Return” means any return, declaration, report, claim for refund, information return or other document (including any related or supporting estimates, elections, schedules, statements or information) filed or required to be filed in connection with the determination, assessment or collection of any Tax or the administration of any Laws or administrative requirements relating to any Tax.

“Taxation Authority” means any Governmental Authority having any responsibility for (a) the determination, assessment or collection or payment of any Tax, or (b) the administration, implementation or enforcement of or compliance with any Law relating to any Tax.

“Third-Party Claim” means an assertion of or the commencement of any Action by a third party with respect to any matter that an Indemnified Party believes may give rise to an indemnity claim pursuant to Article VII, including any notice, review, assessment or deficiency issued by or from a Governmental Authority.

Section 1.2.     Table of Definitions. The following terms have the meanings set forth in the Sections referenced below:

Definition	Section

Agreed-Upon Allocation	2.1(c)
Agreement	Preamble
Allocation Accounting Firm	2.1(c)
Balance Sheet	4.5(a)
Buyer	Preamble
Claim Certificate	8.4(a)
COI	4.1(b)
Closing	2.2(a)
Closing Amount	2.2(b)(i)
Closing Date	2.2(a)
Company	Preamble
Conveyance Taxes	6.7(g)
Disclosure Schedules	Article IV
Dispute Accounting Firm	6.7(c)(ii)
Disputed Claim	8.4(b)
Environmental Laws	2.2(a)
Environmental Laws	4.15
Environmental Permits	4.15
Final Allocation	2.1(c)
Financial Statements	4.5(a)
FERC	4.22(b)
Franklin	4.1(b)
Hazardous Materials	4.15
Indemnified Party(ies)	8.4(a)
Indemnifying Party	8.4(a)
Intellectual Property	4.13(a)
Interim Financial Statements	4.5(a)
Lynn	4.1(b)
Material Contracts	4.16(a)
Material Customer	4.18
Material Supplier	4.18
Note	2.2(b)(ii)
Permits	4.7(b)
Policies	4.10
Proposed Allocation	2.1(c)
PUHCA	4.22(b)
Purchase Price	2.1(a)
Release	4.15
Securities Act	5.6
Seller	Preamble
Third Party	6.11(b)
Third Party Acquisition	6.11(b)

ARTICLE II.
PURCHASE AND SALE

Section 2.1.           Purchase and Sale of the Membership Interests.

(a)           Upon the terms and subject to the conditions of this Agreement, at the Closing, the Seller shall sell, assign, transfer, convey and deliver all of its Membership Interests to the Buyer, and the Buyer shall purchase Seller’s Membership Interests from the Seller, for an aggregate purchase price of U.S.$6,252,245.00 (the “Purchase Price”), as determined pursuant to Schedule 2.1(a) of the Disclosure Schedules.

(b)           As of the Closing, the Seller shall no longer own any Membership Interests or other interests in the Company and shall be deemed to have resigned as a member of the Company. The Buyer consents to the resignation of the Seller as a member of the Company as of the Closing.

(c)           As soon as practicable, and in any event not later than one hundred eighty (180)days after the Closing, the Seller shall provide the Buyer with a proposed allocation of the Purchase Price, as adjusted for federal income Tax purposes to take into account the liabilities of the Company, among the assets of the Company by asset category in accordance with the principles of Section 1060 of the Code (the “Proposed Allocation”). The Buyer shall have the right to consent or object to the Proposed Allocation during the thirty (30) day period immediately following delivery of the Proposed Allocation. If the Buyer delivers a notice of objection to the Seller during that thirty (30) day period, the Seller and the Buyer shall negotiate in good faith to resolve their differences with respect to the Proposed Allocation. If the Buyer makes no objection during that thirty (30) day period or the Seller and the Buyer agree on an allocation within the thirty (30) day period following the Buyer’s delivery of such a notice of objection, the Proposed Allocation or the agreed allocation, as applicable, shall be final and binding on the Seller and the Buyer (the “Agreed-Upon Allocation”). If the Seller and the Buyer are unable to reach agreement on the Proposed Allocation within thirty (30) days following the delivery to the Seller of the Buyer’s notice of objection to the Proposed Allocation, the allocation shall be determined by a nationally recognized independent accounting firm mutually selected by the Buyer and the Seller (the “Allocation Accounting Firm”) using customary valuation methodologies; provided, however, that the Allocation Accounting Firm shall make its determination within thirty (30) days following the date on which the Allocation Accounting Firm is selected pursuant to this Section 2.1(c). The fees and expenses of the Allocation Accounting Firm shall be shared equally between the Seller and the Buyer. The determination made by the Allocation Accounting Firm of the allocation shall be, absent manifest error, final and binding on the Seller and the Buyer (the “Final Allocation”). The Agreed-Upon Allocation and the Final Allocation, as applicable, may be revised by mutual agreement of the Buyer and the Seller, from time to time prior to and following the Closing, so as to reflect any matters that need updating (including Purchase Price adjustments, if any). The Seller and the Buyer shall acknowledge that the allocation shall be done at arm’s length based upon a good faith determination of fair market values, subject to final determination by the Allocation Accounting Firm, if applicable.

(d)          Each of the Seller, the Buyer and their respective Affiliates shall (i) be bound by the Agreed-Upon Allocation or Final Allocation, as applicable, for purposes of determining any Taxes, and (ii) prepare and file, and cause its Affiliates to prepare and file, its Tax Returns on a basis consistent with the Agreed-Upon Allocation or Final Allocation, as applicable. None of the Seller, the Buyer or their respective Affiliates shall take any position inconsistent with the Agreed-Upon Allocation or Final Allocation, as applicable, in any Tax Return, in any Tax refund claim, in any Tax litigation or administrative proceeding, or otherwise unless required by final determination by an applicable Taxation Authority. In the event that the Agreed-Upon Allocation or Final Allocation, as applicable, is disputed by any Taxation Authority, the party receiving notice of the dispute shall promptly notify the other party hereto, and the Buyer and the Seller agree to use their best efforts to defend such Allocation in any audit or similar proceeding.

Section 2.2.           Closing.

(a)           The sale and purchase of the Membership Interests shall take place at a closing (the “Closing”) to be held at the offices of Bingham McCutchen LLP, 600 Anton Boulevard, 18th Floor, Costa Mesa, California, 92626-1924, at 10:00 A.M. (California time) on the date of this Agreement. The day on which the Closing takes place is referred to as the “Closing Date.” Notwithstanding any provision in this Agreement, the Closing shall be effective as of 12:01 A.M. on the Closing Date (the “Effective Time”), and all actions scheduled in this Agreement for the Closing Date shall be deemed to occur simultaneously at the Effective Time, except as otherwise contemplated hereby or as expressly agreed in writing by the parties.

(b)          At the Closing, the Buyer shall deliver or cause to be delivered to the Seller:

(i)           an amount equal to the Purchase Price minus $2,000,000 (the “Closing Amount ”) in immediately available funds in United States dollars by wire transfer to the bank account designated in writing by the Seller to the Buyer at least two Business Days prior to the Closing Date;

(ii)          a Promissory Note, properly executed by the Buyer and in the amount of $2,000,000, substantially in the form set forth in Exhibit A (the “Note”); and

(iii)         the certificates, consents and other documents referred to herein, including without limitation the certificate referred to in Section 7.2(a) hereof, and such other certificates, consents and other documents as the Seller may reasonably request in order to consummate or implement the transactions contemplated by this Agreement.

(c)          At the Closing, the Seller shall deliver or cause to be delivered to the Buyer:

(i)           a receipt for the Closing Amount, properly executed by Seller, substantially in the form of Exhibit B;

(ii)          letters of resignation from all of the directors and officers of the Company and its Subsidiaries, other than Jay Zoellner as a director of the Company, substantially in the form of Exhibit C;

(iii)         a properly executed statement in the form of Exhibit D, dated as of the Closing Date, which conforms to the requirements of Treasury Regulations Section 1.1445-2(b)(2); and

(iv)        the certificates, consents and other documents referred to herein, including without limitation the certificates referred to in Section 7.3(a) hereof, and such other certificates, consents and other documents as the Buyer may reasonably request in order to consummate or implement the transactions contemplated by this Agreement.

ARTICLE III.
REPRESENTATIONS AND WARRANTIES OF THE SELLER

Except as set forth in the Disclosure Schedules attached hereto (collectively, the “Disclosure Schedules”), the Seller hereby represents and warrants to the Buyer as follows:

Section 3.1.           Organization. The Seller is a limited liability company duly organized, validly existing and in good standing under the laws of its jurisdiction of formation and has all necessary power and authority to own, lease and operate its properties and to carry on its business as it is now being conducted.

Section 3.2.           Authority. The Seller has the power and authority to execute and deliver this Agreement, to perform its obligations hereunder and to consummate the transactions contemplated hereby. The execution, delivery and performance by the Seller of this Agreement and the consummation by the Seller of the transactions contemplated hereby have been duly and validly authorized by all necessary action on the part of the Seller. This Agreement and the Ancillary Agreements to which the Seller is a party have been duly and validly executed and delivered by the Seller. This Agreement constitutes, and the Ancillary Agreements to which the Seller is a party will constitute as of the Closing, a legal, valid and binding obligation of the Seller, enforceable against the Seller in accordance with its terms, except as enforcement may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting creditors’ rights generally and by general principles of equity (regardless of whether considered in a proceeding in equity or at law).

Section 3.3.           No Conflict; Required Filings and Consents.

(a)           The execution, delivery and performance by the Seller of this Agreement and the Ancillary Agreements to which the Seller is a party and the consummation of the transactions contemplated hereby, do not:

(i)           conflict with or violate the certificate of formation or limited liability company operating agreement of the Seller;

(ii)          conflict with or violate any Law applicable to the Seller or by which any property or asset of the Seller is bound or affected; or

(iii)         conflict with, result in any breach of, constitute a default (or an event that, with notice or lapse of time or both, would become a default) under, or require any consent of any Person pursuant to, any material contract or agreement to which the Seller is a party.

(b)          The Seller is not required to file, seek or obtain any notice, authorization, approval, order, permit or consent of or with any Governmental Authority in connection with the execution, delivery and performance by the Seller of this Agreement and the Ancillary Agreements to which the Seller is a party or the consummation of the transactions contemplated hereby or thereby.

Section 3.4.           Membership Interests. The Seller is the sole record and beneficial owner of its Membership Interests, free and clear of any Encumbrance. The Seller has the right, authority and power to sell, assign and transfer its Membership Interests to the Buyer. At the Closing, upon delivery of Seller’s Membership Interests to Buyer, Buyer will acquire good, valid and marketable title to Seller’s Membership Interests, free and clear of any Encumbrance. Other than Seller’s and Buyer’s Membership Interests, there are no other interests in, options for, rights to acquire, agreements to issue, or securities exercisable for or convertible into any equity interest of the Company. Other than this Agreement, neither the Seller nor any of its Affiliates is a party to, or bound by, any contract, arrangement, agreement, instrument or order relating to the issuance, sale, repurchase, assignment, or other transfer of the Membership Interests.

Section 3.5.           Brokers. No broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission in connection with the transactions contemplated hereby based upon arrangements made by or on behalf of the Seller.

ARTICLE IV.
REPRESENTATIONS AND WARRANTIES OF THE COMPANY

Except as set forth in the Disclosure Schedules, the Company hereby represents and warrants to the Buyer as follows:

Section 4.1.           Organization and Qualification.

(a)           The Company is (i) a limited liability company duly formed, validly existing and in good standing under the laws of the jurisdiction in which it is organized as set forth in Schedule 4.1(a) of the Disclosure Schedules, and has all necessary limited liability company power and authority to own, lease and operate its properties and to carry on its business as it is now being conducted and (ii) duly qualified or licensed as a foreign limited liability company to do business, and is in good standing, in each jurisdiction where the character of the properties owned, leased or operated by it or the nature of its business makes such qualification or licensing necessary.

(b)           Franklin Energy Center, LLC (“Franklin”), Lynn Energy Center, LLC (“Lynn”) and COI Energy Center, LLC (“COI”) are the Company’s only Subsidiaries. Each of Franklin, Lynn and COI is (i) a limited liability company organized, validly existing and in good standing under the laws of the jurisdiction in which it is organized as set forth in Schedule 4.1(b) of the Disclosure Schedules, and has all necessary power and authority to own, lease and operate its properties and to carry on its business as it is now being conducted and (ii) duly qualified or licensed as a foreign organization to do business, and is in good standing, in each jurisdiction where the character of the properties owned, leased or operated by it or the nature of its business makes such qualification or licensing necessary.

(c)           The Company has heretofore furnished to the Buyer a complete and correct copy of (i) the certificate of formation and operating agreement, each as amended as of the date hereof, of the Company. Such certificate of formation and operating agreement are in full force and effect.

Section 4.2.           Authority. The Company has the power and authority to execute and deliver this Agreement and the Ancillary Agreements to which it is a party and to perform its obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby. The execution, delivery and performance by the Company of this Agreement and the Ancillary Agreements to which it is a party and the consummation by the Company of the transactions contemplated hereby and thereby have been duly and validly authorized by all necessary action. This Agreement has been, and the Ancillary Agreements to which the Company is a party will be as of the Closing, duly and validly executed and delivered by the Company and constitute a legal, valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, except as enforcement may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting creditors’ rights generally and by general principles of equity (regardless of whether considered in a proceeding in equity or at law).

Section 4.3.           No Conflict; Required Filings and Consents.

(a)           The execution, delivery and performance by the Company of this Agreement or any of the Ancillary Agreements to which it is a party and the consummation of the transactions contemplated hereby and thereby, do not:

(i)           conflict with or violate the certificate of formation of the Company or the Operating Agreement;

(ii)          conflict with or violate any Law applicable to the Company or by which any property or asset of the Company is bound or affected; or

(iii)         except as set forth on Schedule 4. 3(a)(iii) of the Disclosure Schedules, conflict with, result in any breach of, constitute a default (or an event that, with notice or lapse of time or both, would become a default) under, or require any consent of any Person pursuant to, any Material Contract.

(b)          The Company is not required to file, seek or obtain any notice, authorization, approval, order, permit or consent of or with any Governmental Authority in connection with the execution, delivery and performance by the Company of this Agreement and the Ancillary Agreements to which it is a party and the consummation of the transactions contemplated hereby and thereby.

Section 4.4.           Equity Interests; Subsidiaries; Joint Ventures.

(a)           Except for the issued and outstanding shares of equity interests of the Company set forth in Schedule 4.4(a) of the Disclosure Schedules, no Person owns any equity, partnership, membership or similar interest in, or any interest convertible into, exercisable for the purchase of or exchangeable for any such equity, partnership, membership or similar interest in the Company.

(b)           The Company is the sole record and beneficial owner of all the issued and outstanding equity interests of its Subsidiaries, which interests have been duly authorized and validly issued, are fully paid and non-assessable and are set forth in Schedule 4.4(b) of the Disclosure Schedules. Except for the equity interests of Franklin, Lynn or COI, the Company and its Subsidiaries (i) do not presently own or control, directly or indirectly, any equity, partnership, membership or similar interest in, or any interest convertible into, exercisable for the purchase of or exchangeable for any such equity, partnership, membership or similar interest in any Person or (ii) are not participants in any joint venture, partnership or similar arrangement.

Section 4.5.           Financial Statements; No Undisclosed Liabilities; Indebtedness; Guaranties.

(a)           Copies of the audited consolidated balance sheets of the Company and its Subsidiaries as at December 31, 2007 and December 31, 2006, and the related audited consolidated statements of income, stockholders’ equity and cashflows of the Company and its Subsidiaries, together with all related notes and schedules thereto, accompanied by the reports thereon of the Company’s independent auditors (collectively referred to as the “Financial Statements”) and the unaudited consolidated balance sheets of the Company and its Subsidiaries as at April 30, 2008 (the “Balance Sheet”), and the related consolidated statements of income, stockholders’ equity and cashflows of the Company and its Subsidiaries (collectively referred to as the “Interim Financial Statements”) are attached hereto as Schedule 4.5(a) of the Disclosure Schedules. Each of the Financial Statements and the Interim Financial Statements (i) has been prepared based on the books and records of the Company and its Subsidiaries (except as may be indicated in the notes thereto), (ii) has been prepared in accordance with GAAP applied on a consistent basis throughout the periods indicated (except as may be indicated in the notes thereto) and (iii) fairly presents, in all material respects, the consolidated financial position, results of operations and cash flows of the Company and its Subsidiaries as at the respective dates thereof and for the respective periods indicated therein, except as otherwise noted therein and subject, in the case of the Interim Financial Statements, to normal and recurring year-end adjustments and the absence of notes.

(b)           There are no debts, liabilities or obligations, whether accrued or fixed, absolute or contingent, matured or unmatured or determined or determinable, of the Company and its Subsidiaries of a nature required to be reflected on a balance sheet prepared in accordance with GAAP, other than any such debts, liabilities or obligations (i) reflected or reserved against on the Interim Financial Statements, the Financial Statements or the notes thereto, (ii) incurred since the date of the Balance Sheet in the ordinary course of business of the Company and its Subsidiaries, or (iii) for Taxes.

(c)           The Company and its Subsidiaries have no liability or obligation for Indebtedness other than as set forth on Schedule 4.5(c) of the Disclosure Schedules and true, correct and complete copies of all instruments and documents, if any, evidencing, creating, securing or otherwise relating to such Indebtedness have been delivered to Buyer.

(d)           Schedule 4.5(d) of the Disclosure Schedules contains a list and brief description of all guaranties, performance bonds, bid bonds, letters of credit and other similar agreements by which the Seller, the Company or their respective Affiliates have entered into in connection with the business of the Company and its Subsidiaries (the “Guaranties”). True, correct and complete copies of all Guaranties have been delivered to Buyer.

Section 4.6.           Absence of Certain Changes or Events.

(a)           Since the date of the Balance Sheet, there has not occurred any Material Adverse Effect with respect to the Company or its Subsidiaries.

(b)           Since the date of the Balance Sheet, the business of the Company and its Subsidiaries has been conducted in the ordinary course and in substantially the same manner as previously conducted.

(c)           Since the date of the Balance Sheet, neither the Company nor any of its Subsidiaries has:

(i)           amended its organizational documents;

(ii)          declared, set aside or paid any dividend or made any other distribution to the holders of the equity interests in the Company;

(iii)         loaned, advanced, invested or made a capital contribution of any amount to or in any Person, other than advances in the ordinary course of business;

(iv)         sold, assigned, pledged, disposed of or otherwise transferred, or suffered or permitted an Encumbrance (other than a Permitted Encumbrance) to exist on any assets, in each case, other than assets that are obsolete or no longer useful to the business of the Company or its Subsidiaries in the ordinary course of business;

(v)          incurred or assumed any Indebtedness or guarantee of any such Indebtedness, repaid any Indebtedness or guarantee of any Indebtedness, or cancelled any material Indebtedness, in each case, other than in the ordinary course of business;

(vi)         acquired by merging or consolidating with, or by purchasing a substantial portion of the assets of, or by purchasing all of or substantial equity interests in, any other person or its business or acquired any material assets, other than assets acquired in the ordinary course of business or capital assets permitted to be acquired pursuant to clause (vii) below;

(vii)        incurred any capital expenditure excluding for purposes hereof, capital expenditures set forth on Schedule 4.6(c)(vii) of the Disclosure Schedules;

(viii)       commenced any litigation, other than (A) litigation in connection with the collection of accounts receivable or (B) litigation as a result of suits, actions or other proceedings commenced against the Company or its Subsidiaries;

(ix)         entered into any lease of real property, other than renewals in respect of existing Leased Real Property in the ordinary course of business, or amended, supplemented, otherwise modified or terminated any lease governing Leased Real Property, other than amendments, supplements or other modifications in the ordinary course of business;

(x)          accelerated the time of collection of or granted any offset, counterclaim or discount against any accounts receivable, extended the time of payment of any accounts payable, written-down or written-off any inventory or revalued any of its assets (including writing down (or up) of the value of inventory or equipment), in each case except in the ordinary course of business; or

(xi)         agreed or committed to agree to do any act described in clauses (i) through (x) above.

Section 4.7.           Compliance with Law; Permits.

(a)           Each of the Company and its Subsidiaries is in compliance with all Laws applicable to it in all material respects.

(b)           Each of the Company and its Subsidiaries is in possession of all permits, licenses, franchises, approvals, certificates, consents, waivers, concessions, exemptions, orders, registrations, notices or other authorizations of any Governmental Authority necessary for the Company and its Subsidiaries to own, lease and operate its properties and to carry on its business as currently conducted (the “Permits”).

Section 4.8.           Litigation.  As of the date hereof, there is no pending, or to the Knowledge of the Company, threatened Action by or against the Company or its Subsidiaries, except as set forth in Schedule 4.8 of the Disclosure Schedules.

Section 4.9.           Employees and Directors.

(a)           The Company and its Subsidiaries do not have, nor have they ever had, any employees. The Company and its Subsidiaries do not engage the services of, nor have they ever engaged the services of, any consultants, contractors or other such service providers. The Company and its Subsidiaries do not have, nor have they ever had, any Employee Plan.

(b)           Schedule 4.9(b) of the Disclosure Schedules sets forth a true, correct and complete list of (i) the names of the current directors and officers of the Company and its Subsidiaries as well as the compensation and other benefits such directors receive or have received from the Company and its Subsidiaries and (ii) the names of all past directors and officers of the Company and its Subsidiaries as well as the compensation and other benefits such directors received from the Company and its Subsidiaries. All of the officers of the Company and its Subsidiaries are and have been, since the formation of the Company and its Subsidiaries, non-employee statutory officers.

Section 4.10.         Insurance. Schedule 4.10 of the Disclosure Schedules sets forth, as of the date hereof, a true, correct and complete list of all policies of insurance currently maintained by or for the benefit of the Company or its Subsidiaries (collectively, the “Policies”). All such Policies are in full force and effect and provide insurance in such amounts as are sufficient to comply with applicable Laws relating to the maintenance of insurance. No notice of cancellation or termination has been received with respect to any such Policy.

Section 4.11.         Personal Property. The equipment and the tangible assets owned and leased by the Company and its Subsidiaries, all of which is set forth in Schedule 4.11 of the Disclosure Schedules, include all tangible personal property, including all vehicles, machinery, equipment, tools, computer hardware and software, furniture, fixtures (both real and personal), furnishings and other similar property required to operate the business of the Company and its Subsidiaries as presently conducted. Each such asset or property has been maintained in accordance with ordinary industry practice, is in good operating condition and repair, subject to normal wear and tear, and is usable and adequate in the ordinary course of business and for the use or uses to which it is being put. Except as set forth on Schedule 4.11 of the Disclosure Schedules, all equipment and tangible assets owned or leased by the Company and its Subsidiaries has been maintained and operated in accordance with all applicable Laws, and all necessary licenses have been obtained and maintained with respect to such equipment. The Company and its Subsidiaries have good, valid and marketable title to all such owned equipment and tangible assets. All of the equipment and assets owned or leased by the Company and its Subsidiaries are located at a “Parcel” (as such term is defined in each of the Cogeneration Energy Purchase Agreements described in Schedule 4. 16(a) of the Disclosure Schedules) included within the Leased Real Properties, and, except as expressly set forth in those certain Cogeneration Energy Purchase Agreements described in Schedule 4.16(a) of the Disclosure Schedules, all of the equipment and assets on such “Parcels” are owned or leased by the Company and its Subsidiaries.

Section 4.12.         Real Property. (a) The Company and its Subsidiaries currently do not own, nor have they ever owned, any real property.

(b)           Schedule 4.12(b) of the Disclosure Schedules lists the street address of each parcel of Leased Real Property and the identity of the lessor, lessee or licensee and current occupant (if different from lessee or licensee) of each such parcel of Leased Real Property. The Company and its Subsidiaries have a valid leasehold estate in or license to use and occupy all Leased Real Property, free and clear of all Encumbrances, other than Permitted Encumbrances or as expressly set forth in those certain Cogeneration Energy Purchase Agreements described in Schedule 4.16(a) of the Disclosure Schedules. The Company and its Subsidiaries are not in default, and, to the Knowledge of the Company, no other party to any Company or Subsidiary lease of real property is in default, under any such leases or licenses, and each lease or license of real property is in full force and effect and is enforceable in accordance with its terms and shall not cease to be in full force and effect as a result of the transactions contemplated by this Agreement. The Company and its Subsidiaries do not lease, sublease or license any real property to any other Person. The Company has made available to Buyer complete and accurate copies of all leases or licenses of real property of the Company and its Subsidiaries.

Section 4.13.         Intellectual Property. Schedule 4.13 of the Disclosure Schedules sets forth a true, correct and complete list of all Intellectual Property owned by the Company or its Subsidiaries and used in the Company’s or its Subsidiaries’ businesses. No claim has been asserted or threatened that the use or exploitation by the Company or its Subsidiaries of any Intellectual Property owned by the Company or its Subsidiaries infringes the Intellectual Property of any third party. Schedule 4.13 of the Disclosure Schedules also contains a complete and accurate list of all licenses or similar agreements or arrangements to which the Company or any Subsidiary is a party, either as licensor or licensee, for any Intellectual Property rights, in each case identifying the subject Intellectual Property rights. Except as set forth on Schedule 4.13 of the Disclosure Schedules, the Company and its Subsidiaries own all right, title and interest to, or have the right to use pursuant to a valid and enforceable written license, all Intellectual Property rights necessary for the operation of their respective businesses as presently conducted and as presently proposed to be conducted, free and clear of all Encumbrances, except for Permitted Encumbrances. Except as set forth on Schedule 4.13 of the Disclosure Schedules, the loss or expiration of any Intellectual Property right or related group of Intellectual Property rights owned by, used by or licensed to the Company or its Subsidiaries is not threatened, pending or reasonably foreseeable. The Company and its Subsidiaries have taken all necessary reasonable actions to maintain and protect the Intellectual Property rights which it owns. To the Knowledge of the Company, the owners of any Intellectual Property rights licensed to the Company and its Subsidiaries have taken all necessary and desirable actions to maintain and protect the Intellectual Property rights that are subject to such licenses.

Section 4.14.         Taxes. Except as set forth on Schedule 4.14 of the Disclosure Schedules:

(a)           All Tax Returns required by applicable Law have been filed with any Taxation Authority by the Company or its Subsidiaries have been filed in a timely manner (taking into account any valid extension) in accordance with all applicable Laws, and all such Tax Returns are true, correct and complete in all material respects, and all Taxes shown to be due thereon have been paid. All Tax Returns of the Company and its Subsidiaries for all Tax periods since their respective formations have been made available to Buyer.

(b)           Since the date of its formation, the Company has been properly treated as a partnership for United States federal income tax purposes.

(c)           Other than Permitted Encumbrances, there are no Encumbrances for Taxes on any of Seller’s Membership Interests or the assets of the Company or any of the assets of or membership interests in any of the Company’s Subsidiaries.

(d)           The Company and its Subsidiaries have complied with all applicable Laws relating to the withholding of Taxes and the remittance of withheld Taxes to the applicable Taxation Authority.

(e)           No written notification has been received by the Company, its Subsidiaries, or Seller that any audit, examination or similar proceeding is pending, proposed or asserted with regard to any Taxes or Tax Returns of the Company or its Subsidiaries.

(f)           Neither the Company nor any of its Subsidiaries is a party to or bound by any Tax sharing agreement or Tax indemnity agreement (including any closing agreement or other agreement relating to Taxes with any Taxation Authority, but excluding contracts with vendors, landlords, and other non-Affiliates whose principal purpose is addressing non-Tax matters).

(g)           Neither the Company nor any of its Subsidiaries is subject to any private letter ruling of the IRS or comparable rulings of other Taxation Authorities that, in any such case, will be in effect following the Closing Date.

(h)           Neither the Company nor any of its Subsidiaries has entered into a “reportable transaction” within the meaning of Treasury Regulations Section 1.6011-4(b)(1).

(i)            The Company has not been an “includible corporation” that is a member of an affiliated group filing and consolidated United States federal income tax return.

Section 4.15.         Environmental Matters. Except as set forth on Schedule 4.15 of the Disclosure Schedules:

(a)           The Company and its Subsidiaries are in compliance with all applicable Environmental Laws.

(b)           The Company and its Subsidiaries have obtained and are in compliance with all Environmental Permits.

(c)           Neither the Company nor any of its Subsidiaries has received any written notice regarding any actual or alleged material violation or claim of potential liability, and no claim, cause of action, action, lawsuit, investigation, proceeding or litigation is pending, or, to the Knowledge of the Company, threatened, with respect to any Environmental Law, including any investigatory, remedial or corrective action obligations relating to the Company or its Subsidiaries, arising under any Environmental Law.

(d)           Neither the Company nor any of its Subsidiaries has, or to the Knowledge of the Company, has any other Person caused or allowed any Hazardous Material to be Released, discharged or disposed at, on or beneath the Leased Real Property or any property formerly leased and/or operated by the Company in violation of applicable Environmental Law; nor to the Knowledge of Company, is there any Hazardous Material that has migrated, is migrating or threatening to migrate from other properties at, on or beneath any of the Leased Real Property.

(e)           Neither the Company nor any of its Subsidiaries has any liability for the implementation of or costs associated with any cleanup, removal, remediation, corrective action or natural resource damages arising from arrangement by the Company or its Subsidiaries for the storage, treatment, transport, disposal or recycling of any Hazardous Materials at any location under any Environmental Law.

(f)            The representations and warranties contained in this Section 4.15 are the only representations and warranties of the Company with respect to compliance with or liability under any Environmental Permit or any Environmental Law applicable to the Company and its Subsidiaries.

For purposes of this Agreement:

“Environmental Laws” means all federal, state and local, Laws, statutes, regulations and ordinances concerning pollution, or protection of the environment, including all those relating to the presence, use, production, generation, handling, transportation, treatment, storage, disposal, labeling, testing, processing, discharge, release, threatened release, exposure, potential exposure, control or cleanup of any Hazardous Materials, as such requirements are enacted and in effect.

“Environmental Permits” means all permits, licenses, authorizations, certificates and approvals of any Governmental Authority relating to or required under or pursuant to any Environmental Law.

“Hazardous Materials” means any chemical, substance, compound or material defined as a hazardous substance, hazardous waste, hazardous material, toxic chemical, pollutant or contaminant, or regulated by or pursuant to any Environmental Law, including any petroleum hydrocarbon or degradation product thereof, asbestos, polychlorinated biphenyls or other substances, the presence, use, production, generation, handling, transportation, treatment, storage, disposal, labeling, testing, processing, discharge, Release, threatened Release, control, cleanup, exposure of or exposure to which is subject to regulation under any Environmental Law.

“Release” shall mean the release, spill, emission, leaking, pumping, injection, deposit, disposal, discharge, dispersal, leaching or migrating into the indoor or outdoor environment of any Hazardous Materials into or through the air, soil or surface or subsurface water.

Section 4.16.         Material Contracts.

(a)           Schedule 4.16(a) of the Disclosure Schedules lists, as of the date hereof, each of the following contracts and agreements of the Company and its Subsidiaries (such contracts and agreements as described in this Section 4.16(a) being “Material Contracts”):

(i)           all contracts or agreements that provide for payment or receipt by the Company or its Subsidiaries of more than $25,000 per year or which the Company or its subsidiaries cannot terminate without penalty on less than thirty (30) days’ notice;

(ii)          all contracts and agreements relating to Indebtedness;

(iii)         all contracts and agreements that limit or purport to limit the ability of the Company or its Subsidiaries to compete in any line of business or with any Person or in any geographic area or during any period of time;

(iv)         all joint venture, partnership or similar agreements or arrangements;

(v)          all contracts or agreements pursuant to which the Company or its Subsidiaries has granted any exclusive or “most-favored’ rights to any third party;

(vi)         all contracts or agreements relating to any Encumbrance upon any of the assets or properties o of the Company or its Subsidiaries;

(vii)        any surety, guarantee, indemnification or similar contract or agreement involving potential obligations payable by the Company or its Subsidiaries;

(viii)       all contracts or agreements relating to the making of any loan, advance or capital contribution to, or investment in, any other Person;

(ix)         all contracts or agreements relating to the acquisition or disposition (including by way of merger, consolidation, acquisition or sale of stock or assets or otherwise) of any material assets, properties or securities;

(x)          all energy purchase agreements;

(xi)         all service and maintenance agreements, including any long term service agreements;

(xii)        all gas commodity contracts;

(xiii)       all energy procurement contracts; and

(xiv)       any other contract or agreement that is material to the Company and its Subsidiaries, taken as a whole.

(b)          Each Material Contract is valid and binding on the Company or the applicable Subsidiary, as the case may be, and, to the Knowledge of the Company, the counterparties thereto, and is in full force and effect. Except as set forth on Schedule 4.16(b) of the Disclosure Schedules, none of the Company, any of its Subsidiaries nor, to the Knowledge of the Company, any counterparty to any Material Contract is in breach of, or default under, any Material Contract to which it is a party. The Company has previously delivered to Buyer a complete and accurate copy of each Material Contract.

Section 4.17.        Affiliate Transactions. Neither the Company, its Subsidiaries nor any Affiliate currently owns an equity interest in any Person that has had material business dealings with the Company or its Subsidiaries, other than business dealings or transactions between the Company and its Subsidiaries or as otherwise disclosed on Schedule 4.17 of the Disclosure Schedules.

Section 4.18.         Suppliers and Customers. The documents and information supplied by the Company to Buyer with respect to relationships and volumes of business done with the significant suppliers and customers of the Company and its Subsidiaries are accurate in all material respects. Schedule 4.18 of the Disclosure Schedules accurately identifies each customer of the Company and its Subsidiaries in the fiscal year ended December 31, 2007 or the four month period ended April 30, 2008 (each, a “Material Customer”), and provides an accurate and complete list of each of the Company’s material suppliers (each, a “Material Supplier”), as well as an accurate total of the aggregate purchases from the Material Suppliers for the four month period ended April 30, 2008. No Material Customer has given oral or written notice to the Company or its Subsidiaries that it intends to stop, or (other than pursuant to task orders in the ordinary course) decrease the rate of, buying products or services from the Company or any of its Subsidiaries. No Material Supplier of the Company or its subsidiaries has indicated to the Company or its Subsidiaries that it will stop, or (other than pursuant to task orders in the ordinary course) decrease the rate of, supplying materials, products or services to the Company and its Subsidiaries.

Section 4.19.         Accounts Receivable. The accounts receivable of the Company (i) are fairly recorded in the books and records of the Company, (ii) have arisen in the ordinary course of business and (iii) are not subject to any defense, counterclaim or set-off of which the Seller or the Company has received written notice, except for customary reserves.

Section 4.20.         Brokers. The Buyer shall not be obligated to pay any brokerage, finder’s or other fee or commission to any broker, finder or investment banker in connection with the transactions contemplated by this Agreement based on arrangements made by or on behalf of the Company.

Section 4.21.         Bank Accounts. Schedule 4.21 of the Disclosure Schedules lists (i) the name and city of each bank or other financial institution at which the Company or its Subsidiary maintains an account (whether check, savings or otherwise), lockbox or safe-deposit box, and (ii) the account number of each such account.

Section 4.22.         Regulatory Matters.

(a)           Neither the Company nor its Subsidiaries is a “public utility,” as that term is defined in Section 201(e) of the FPA.

(b)           Neither the Company nor its Subsidiaries is a “holding company” (as that term is defined in Section 1262(6) of the Public Utility Holding Company Act of 2005 (“PUHCA 2005”) and the regulations and orders of the Federal Energy Regulatory Commission (“FERC”) thereunder) of any “public utility” (as that term is defined in Section 201(e) of the FPA).

(c)           Each Subsidiary of the Company constitutes an “electric utility company” and therefore a “public-utility company” by reason of their ownership of the cogeneration projects listed on Schedule 4.22(e) of the Disclosure Schedules, as those terms are defined in Section 1262 of PUHCA 2005 and the regulations and orders of the FERC thereunder. However, so long each of the electric generation projects owned by such Subsidiaries constitutes a “Qualifying Facility” under the Public Utility Regulatory Policies Act of 1978 and regulations and orders of the FERC thereunder, the Company and its subsidiaries will qualify for the regulatory exemptions from FERC’s regulations implementing PUHCA 2005, to the extent provided in 18 C.F.R. §366.3(a). Further, regardless of any “Qualifying Facility” status, no Subsidiary is required to maintain any “jurisdictional rates” as defined at 18 C.F.R. §366.1, and therefore pursuant to 18 C.F.R. §366.3(b), FERC is required to provide the Company and its Subsidiaries with the same ongoing regulatory exemptions as provided in 18 C.F.R. §366.3(a).

(d)           Solely by reason of the execution, delivery, and consummation of the transactions provided for in this Agreement and the Ancillary Agreements, neither the Company nor its Subsidiaries shall be or become subject to regulation by the FERC under either of the FPA or PUHCA 2005.

(e)           Neither the Company nor its Subsidiaries are involved in any cogeneration project other than those listed on Schedule 4.22(e) of the Disclosure Schedules. Each of the cogeneration projects listed on Schedule 4.22(e) of the Disclosure Schedules is a “Qualifying Facility,” as that term is defined under 18 C.F.R. 292.101(b)(1), of no greater than 20 MW of maximum nominal electric power production capacity. The transactions contemplated by this Agreement and the Ancillary Agreements require no approval or authorization under Section 203 of the FPA and the regulations of the FERC thereunder. The status of each of the cogeneration projects listed on Schedule 4.22(e) of the Disclosure Schedules as a “Qualifying Facility” has not been challenged by or before the FERC in any proceeding, and, to the Knowledge of the Company, no such challenge is pending or threatened. The certifications and self-certifications of “Qualifying Facility” status of each of the cogeneration projects listed on Schedule 4.22(e) of the Disclosure Schedules most recently caused to be on file with the FERC are based on design criteria, and are accurate and complete as of the date hereof. Continuing status as a “Qualifying Facility” is conditioned on continuing compliance with FERC’s requirements applicable to “qualifying cogeneration facilities” set forth at 18 C.F.R. §292.203(b).

(f)           Neither the Company nor its Subsidiaries has ever been subject to any proceeding by or before the FERC in which the compliance of the Company or its Subsidiaries with the FPA, PUHCA 2005, or any regulation or order of the FERC was in issue.

ARTICLE V.
REPRESENTATIONS AND WARRANTIES OF THE BUYER

The Buyer hereby represents and warrants to the Seller as follows:

Section 5.1.           Organization. The Buyer is a corporation duly formed, validly existing and in good standing under the laws of the State of California and has all necessary corporate power and authority to own, lease and operate its properties and to carry on its business as it is now being conducted.

Section 5.2.           Authority. The Buyer has the corporate power and authority to execute and deliver this Agreement to perform its obligations hereunder and to consummate the transactions contemplated hereby. The execution, delivery and performance by the Buyer of this Agreement and the Ancillary Agreements to which Buyer is a party and the consummation by the Buyer of the transactions contemplated hereby and thereby have been duly and validly authorized by all necessary corporate action. This Agreement and the Ancillary Agreements to which Buyer is a party have been duly and validly executed and delivered by the Buyer. This Agreement and the Ancillary Agreements to which Buyer is a party constitute legal, valid and binding obligations of the Buyer, enforceable against the Buyer in accordance with their respective terms, except as enforcement may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting creditors’ rights generally and by general principles of equity (regardless of whether considered in a proceeding in equity or at law).

Section 5.3.           No Conflict; Required Filings and Consents.

(a)           The execution, delivery and performance by the Buyer of this Agreement and the Ancillary Agreements to which Buyer is a party and the consummation of the transactions contemplated hereby and thereby, do not:

(i)           conflict with or violate the articles of incorporation or bylaws of the Buyer;

(ii)          conflict with or violate any Law applicable to the Buyer or by which any property or asset of the Buyer is bound or affected; or

(iii)         conflict with, result in any breach of, constitute a default (or an event that, with notice or lapse of time or both, would become a default) under, or require any consent of any Person pursuant to, any material contract or agreement to which the Buyer is a party;

other than, in the case of clauses (ii) and (iii) above, any such instances that, individually or in the aggregate, would not prohibit or materially impair the Buyer’s ability to perform its obligations under this Agreement or the Ancillary Agreements.

(b)          The Buyer is not required to file, seek or obtain any notice, authorization, approval, order, permit or consent of or with any Governmental Authority in connection with the execution, delivery and performance by the Buyer of this Agreement or the Ancillary Agreements to which the Buyer is a party or the consummation of the transactions contemplated hereby or thereby, except for (i) filings as may be required by any applicable federal or state securities or “blue sky” laws, or (ii) as may be necessary as a result of any facts or circumstances relating to the Seller or any of its Affiliates.

Section 5.4.           Brokers. No broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission in connection with the transactions contemplated hereby based upon arrangements made by or on behalf of the Buyer.

Section 5.5.           Solvency. The Buyer is solvent and has sufficient funds to permit the Buyer to consummate the transactions contemplated by this Agreement.

Section 5.6.           Litigation. As of the date hereof, there is no pending Action by or against the Buyer that will prevent consummation of the transactions contemplated hereby.

Section 5.7.           Investment Intent. The Buyer is acquiring the Membership Interests for its own account for investment purposes only and not with a view to any public distribution thereof or with any intention of selling, distributing or otherwise disposing of the Membership Interests in a manner that would violate the registration requirements of the Securities Act of 1933, as amended (the “Securities Act”). The Buyer agrees that the Membership Interests may not be sold, transferred, offered for sale, pledged, hypothecated or otherwise disposed of without registration under the Securities Act and any applicable state securities laws, except pursuant to an exemption from such registration under the Securities Act and such laws. The Buyer is able to bear the economic risk of holding the Membership Interests for an indefinite period (including total loss of its investment), and (either alone or together with its Representatives) has sufficient knowledge and experience in financial and business matters so as to be capable of evaluating the merits and risk of its investment.

ARTICLE VI.
ADDITIONAL AGREEMENTS

Section 6.1.           Further Assurances. At Seller’s sole expense, Seller, at any time after the Closing Date, shall take any action, including the execution of any document, reasonably requested by Buyer, and shall take any other action consistent with the terms of this Agreement, which may reasonably be requested by Buyer in furtherance of the transactions contemplated by this Agreement. As promptly as practicable after the Effective Time, and in no event later than five days after the Closing Date, Seller shall, at Seller’s sole expense, turn over all books and records of the Company and its Subsidiaries to Buyer.

Section 6.2.           Letters of Credit. Any cash collateral, deposit, advanced payment of rent or other money paid by the Seller or its Affiliates (including the Company and its Subsidiaries) in furtherance of the business of the Company and its Subsidiaries, including any cash collateral paid by Seller under the contracts set forth on Schedule 6.2 of the Disclosure Schedules, is reflected in the Purchase Price and, as a result, is the property of the Buyer, the Company and its Subsidiaries after the Closing. Any such collateral or payment incorrectly returned or refunded to Seller shall be promptly paid by Seller to Buyer.

Section 6.3.           Intercompany Arrangements. Except as set forth on Schedule 6.3 of the Disclosure Schedules, all intercompany and intracompany accounts or contracts between the Company and its Subsidiaries, on the one hand, and the Seller and its Affiliates (other than the Company and its Subsidiary), on the other hand, including any asset management contracts between the Company and Seller, shall be cancelled without any consideration or further liability to any party and without the need for any further documentation, immediately prior to the Closing.

Section 6.4.           Consents and Filings; Actions by Parties.

(a)           Each of the parties shall use all commercially reasonable efforts to take, or cause to be taken, all appropriate action to do, or cause to be done, all things necessary, proper or advisable under applicable Law or otherwise to consummate and make effective the transactions contemplated by this Agreement, and no party hereto shall take or cause to be taken any action that would reasonably be expected to prevent, impede or delay the consummation or effectiveness of the transactions contemplated hereby. In furtherance and not in limitation of the foregoing, each party hereto agrees to obtain from Governmental Authorities and other Persons all consents, approvals, authorizations, qualifications and orders as are necessary for the consummation of the transactions contemplated by this Agreement.

(b)           Each of the parties shall promptly notify the other parties of any communication it or any of its Affiliates receives from any Governmental Authority relating to the matters that are the subject of this Agreement and permit the other parties to review in advance any proposed communication by such party to any Governmental Authority. No party to this Agreement shall agree to participate in any meeting with any Governmental Authority in respect of any filings, investigation or other inquiry unless it consults with the other parties in advance and, to the extent permitted by such Governmental Authority, gives the other parties the opportunity to attend and participate at such meeting. The parties will provide each other with copies of all correspondence, filings or communications between them or any of their Representatives, on the one hand, and any Governmental Authority or members of its staff, on the other hand, with respect to this Agreement and the transactions contemplated hereby.

(c)           In the event that any administrative or judicial Action is instituted (or threatened to be instituted) by a Governmental Authority or private party challenging the transaction contemplated by this Agreement, or any other agreement contemplated hereby, (i) each of the Seller, the Buyer and the Company shall cooperate in all respects with each other; (ii) the Seller and the Buyer shall be obligated to contest and resist any such Action and to have vacated, lifted, reversed or overturned any decree, judgment, injunction or other order, whether temporary, preliminary or permanent, that is in effect and that prohibits, prevents or restricts consummation of the transactions contemplated by this Agreement; and (iii) the Seller and the Buyer must defend, at their cost and expense, any Action or Actions, whether judicial or administrative, in connection with the transactions contemplated by this Agreement.

Section 6.5.           Public Announcements. The parties hereto shall consult with each other before issuing, and provide each other the opportunity to review and comment upon, any press release or other public statement with respect to the transactions contemplated hereby, and shall not issue any such press release or make any such public statement prior to such consultation, except as may be required by applicable Law.

Section 6.6.           Release of Guaranties. The parties hereto agree to cooperate and the Buyer will use its best efforts to obtain the release of the Seller or its Affiliates (other than the Company or its Subsidiaries) that are a party to each of the Guaranties as of the Closing Date, including, by assuming the Seller’s or such Affiliates’ obligations, as applicable, under the Guaranties, or by providing substitute guarantees, performance bonds, bid bonds, letters of credit or other similar agreements in lieu thereof; provided, however, that such releases shall not be a condition to Closing.

Section 6.7.           Tax Matters.

(a)           Characterization of Transaction. The Seller, the Buyer, and their respective Affiliates shall each treat the transfer of Seller’s Membership Interests to Buyer in the manner provided in IRS Revenue Ruling 99 -6, 1999-1 CB 432 (January 15, 1999) for all United States federal and applicable state and local income Tax purposes. The Seller, the Buyer and their respective Affiliates shall not file any Tax Return or take any position for any United States federal, state or local income Tax purpose inconsistent with such treatment.

(b)           Apportionment. With respect to any Tax Return for any Straddle Period of the Company or its Subsidiaries, each party will apportion any Taxes arising out of or relating to a Straddle Period to the Pre-Closing Tax Period and the Post-Closing Tax Period based upon a “closing-of-the-books” immediately prior to the opening of business on the Closing Date; provided, however, that real and personal property Taxes and similar Taxes and Taxes based on net worth, capital, intangibles, or similar items, shall be allocated on a per diem basis.

(c)           Filing of Tax Returns, Etc.

(i)           The Seller will prepare and timely file, or cause to be prepared and timely filed, all Tax Returns of the Company and its Subsidiaries with respect to Tax periods ending on or before the Closing Date to the extent such Tax Returns have not been filed prior to the Closing Date, and Seller will timely pay, or cause to be timely paid, all Taxes shown as due thereon; provided that nothing in this Section 6.7 shall affect the rights of the Seller to indemnification under Section 8.3(c). The Buyer will prepare and timely file, or cause to be prepared and timely filed, all Tax Returns of the Company and its Subsidiaries with respect to any Straddle Period to the extent such Tax Returns have not been filed prior to the Closing Date, and the Buyer will timely pay, or cause to be timely paid, all Taxes shown as due thereon; provided that nothing in this Section 6.7 shall affect the rights of the Buyer to indemnification under Section 8.2(a)(iv). The Buyer shall deliver, at least thirty (30) days prior to the due date (taking into account extensions) for the filing of each such Tax Return for any Straddle Period in the case of income Taxes, and at least ten (10) days prior to the due date (taking into account extensions) for the filing of each such Tax Return for any Straddle Period in the case of non-income Taxes, to the Seller a statement setting forth the amount of Tax for which the Seller is responsible pursuant to Section 8.2(a)(iv) and a copy of such proposed Tax Return. The Seller shall have the right to review such proposed Tax Return and the statement prior to the filing of such Tax Return. The Seller and the Buyer agree to consult and resolve in good faith any issue arising as a result of the review of such Tax Return and statement and mutually consent to the filing of such Tax Return. Subject to Section 6.7(c)(ii) and Section 6.7(h), the Seller shall pay to the Buyer the amount, if any, of the Tax shown on the Tax Return for which the Seller is responsible pursuant to Section 8.2(a)(iv) unless and to the extent that the Buyer’s failure to comply with its obligations under this Section 6.7 with respect to the preparation and review of a Tax Return adversely affects the Seller (for the avoidance of doubt, the amount so payable by the Seller shall be determined by taking into account any prior estimated or other payments of the applicable Taxes) no later than three (3) Business Days before the due date (taking into account extensions) of the applicable Tax Return, and any such payment shall be treated as a payment by the Seller under Section 8.2(a)(iv) with respect to the applicable Tax Return. Neither the Buyer nor any of its Affiliates shall file any amended Tax Returns for any periods for or in respect of the Company or its Subsidiaries with respect to which the Seller is obligated to prepare, or cause to be prepared, the original such Tax Returns pursuant to this Section 6.7 or for which the Seller has a right of review and consent pursuant to this Section 6.7 without the prior written consent of the Seller (which consent, in the case of such a Tax Return for a Straddle Period, shall not be unreasonably withheld, delayed or conditioned).

(ii)          If a dispute arises following the review of any Tax Return by either party pursuant to Section 6.7(c)(i), and such dispute is not resolved by the parties within ten (10) days prior to the due date of such Tax Return (taking into account any applicable extensions of time), such dispute will be settled by a nationally recognized independent accounting firm mutually appointed by the Buyer and the Seller (the “Dispute Accounting Firm”), which shall submit its final determination within seven (7) days. The Dispute Accounting Firm’s determination shall be final, binding and conclusive on the parties hereto absent manifest error. Any and all costs arising from, and expenses incurred in connection with, the Dispute Accounting Firm determination shall be borne equally by the Buyer and the Seller. Following the Dispute Accounting Firm determination, the party responsible for filing the applicable Tax Return shall file or cause the Company or its Subsidiaries to file that Tax Return on or prior to the applicable due date. In the event the Dispute Accounting Firm has not made a final determination by the date that is three (3) days before the date on which such Tax Return is required to be filed (including any available extensions), then the party responsible for filing the Tax Return pursuant to Section 6.7(c)(i) shall timely file that Tax Return as such party shall determine in good faith, taking into account the deliberations to date, and the Seller shall pay the Buyer or the Taxation Authority, as applicable, the amount (if any) that the Buyer has calculated in good faith to be due and owing by it in accordance with Section 6.7(c)(i). Within five (5) days following resolution of the dispute by the Dispute Accounting Firm, any amounts determined to be due upon final resolution of the dispute (including interest and penalties with respect to any underpayment of Tax shown on the Tax Return as filed compared to the Tax shown on the Tax Return prepared in accordance with the Dispute Accounting Firm’s determination), taking into account amounts already paid under this Section 6 .7(c)(ii), shall be promptly paid by the relevant party to the other party and, where applicable, the party responsible for filing such Tax Returns shall file amended Tax Returns.

(d)           Refunds. The Seller shall be entitled to retain or, to the extent actually received by or otherwise available to the Buyer or its Affiliates, receive prompt payment from the Buyer or any of its Affiliates of eighty percent (80%) of the amount of any refund or any credit with respect to Taxes (including without limitation refunds arising by reason of amended Tax Returns filed after the Closing Date or otherwise) with respect to any Pre-Closing Tax Period relating to the Company or its Subsidiaries. The Buyer shall be entitled to retain or, to the extent actually received by the Seller or its Affiliates, receive prompt payment from the Seller or any of its Affiliates of twenty percent (20%) of the amount of any refund or credit with respect to Taxes (including without limitation refunds arising by reason of amended Tax Returns filed after the Closing Date or otherwise) with respect to any Pre-Closing Tax Period relating to the Company or its Subsidiaries. The Buyer shall be entitled to retain or, to the extent actually received by the Seller or its Affiliates, receive prompt payment from the Seller or any of its Affiliates of one hundred percent (100%) of the amount of any refund or credit with respect to Taxes (including without limitation refunds arising by reason of amended Tax Returns filed after the Closing Date or otherwise) with respect to any Post-Closing Tax Period relating to the Company or its Subsidiaries. Any refunds or credits of Taxes with respect to Straddle Periods shall be apportioned between Pre-Closing Tax Periods and Post-Closing Tax Periods pursuant to the principles set forth in Section 6.7(b).

(e)           Resolution of Tax Controversies. If a claim shall be made by any Taxation Authority that might result in an indemnity payment to the Buyer or any of its Affiliates pursuant to Section 8.2, the Buyer shall promptly notify the Seller of such claim. In the event that a Taxation Authority determines a deficiency in any Tax, the party ultimately responsible for payment of a majority of such Tax under this Agreement, whether by indemnity or otherwise, shall have authority to determine whether to dispute such deficiency determination and to control the prosecution or settlement of such dispute; provided that with respect to Straddle Periods, the Seller and the Buyer shall jointly control the dispute and both the Seller and the Buyer shall have the right to consent to any proposed settlement thereof, such consent not to be unreasonably withheld, delayed or conditioned. The provisions of this Section 6.7(e) shall be applied in lieu of the provisions of Section 8.5 where applicable.

(f)            Tax Cooperation. Each of the parties and their Affiliates shall provide the other party with such information, records, powers of attorney and other assistance and make such of its officers, directors, employees and agents available as may reasonably be requested by such other party in connection with the preparation and filing of any Tax Return as contemplated by this Agreement or in connection with any audit or other proceeding that relates to the Company or its Subsidiaries.

(g)           Conveyance Taxes. Notwithstanding any other provisions of this Agreement to the contrary, all transfer, documentary, recording, sales, use, registration, stamp and other similar Taxes (including all applicable real estate transfer Taxes, but excluding any Taxes based on or attributable to income or capital gains) together with any notarial and registry fees and recording costs imposed by any Taxation Authority in connection with the transfer of Seller’s Membership Interests hereunder (“Conveyance Taxes”) will be shared equally by the Buyer, on the one hand, and the Seller, on the other hand, regardless of which party is obligated to pay such Conveyance Taxes under applicable Law; provided, however, that the Buyer shall pay and be solely responsible for all value added, goods and services and any other similar Taxes that are recoupable by the Buyer or any of its Affiliates. To the extent that one party claims any exemptions from any Conveyance Taxes (it being understood that each party shall claim any such exemptions available to it), such party shall provide to the other party the appropriate exemption certificates. The parties and their respective Affiliates will cooperate in timely preparing and filing all Tax Returns that may be required to comply with Law relating to Conveyance Taxes.

(h)           Payments of Property Taxes. The parties will make payments to each other to the extent necessary so that the Seller shall bear eighty percent (80%) and Buyer shall bear twenty percent (20%) of the cost of real property, personal property, and other similar Taxes imposed on the assets of the Company for the Pre-Closing Tax Period and the Buyer shall bear one-hundred percent (100%) of the cost of real property, personal property, and other similar Taxes imposed on the assets of the Company for the Post-Closing Tax Period, such payments to be made as soon as practicable after the Closing in each case after the amount of such Taxes has been determined. For this purpose, real property, personal property, and other similar Tax obligations for the assets of the Company for any Straddle Period shall be allocated between the Pre-Closing Tax Period and the Post-Closing Tax Period on a per diem basis.

Section 6.8.           Directors’, Officers’ and Members’ Indemnification. The certificate of formation, limited liability company operating agreement or other comparable organizational documents of each of the Company or any of its Subsidiaries shall contain provisions no less favorable with respect to indemnification for acts or omissions by members, officers and directors in their capacities as such at any time prior to the Closing than are set forth in such documents immediately prior to the Closing, which provisions shall not be amended, repealed or otherwise modified for a period of six (6) years after the Closing in any manner that would adversely affect the rights thereunder of individuals who at or prior to the Closing were present or former members, officers or directors of the Company or its Subsidiaries at the Closing relating to service prior to the Closing.

ARTICLE VII.
CONDITIONS TO CLOSING

Section 7.1.           General Conditions. The respective obligations of the Buyer, the Seller and the Company to consummate the transactions contemplated by this Agreement shall be subject to the fulfillment, at or prior to the Closing, of each of the following conditions, any of which may, to the extent permitted by applicable Law, be waived in writing by any party in its sole discretion (provided, that such waiver shall only be effective as to the obligations of such party):

(a)           No Governmental Authority shall have enacted, issued, promulgated, enforced or entered any Law (whether temporary, preliminary or permanent) that is then in effect and that enjoins, restrains, makes illegal or otherwise prohibits the consummation of the transactions contemplated by this Agreement;

(b)           Any notices, approvals or other requirements of any Governmental Authority necessary to consummate the transactions contemplated hereby and to conduct the business of the Company and its Subsidiaries after the Closing in all material respects as it was conducted prior thereto shall have been given, obtained or complied with, as applicable; and

(c)           The amounts held in escrow pursuant to that certain escrow agreement of even date herewith among Buyer, Seller and the escrow agent party thereto shall have been disbursed to the parties in accordance with paragraph (a) of Section 3 of such escrow agreement.

Section 7.2.           Conditions to Obligations of the Seller. The obligations of the Seller to consummate the transactions contemplated by this Agreement shall be subject to the fulfillment, at or prior to the Closing, of each of the following conditions, any of which may be waived in writing by the Seller in its sole discretion:

(a)           The representations and warranties of the Buyer contained in this Agreement shall be true and correct both when made and as of the Closing Date, or in the case of representations and warranties that are made as of a specified date, such representations and warranties shall be true and correct as of such specified date, except where the failure to be so true and correct (without giving effect to any limitation or qualification as to “materiality” (including the word “material”) or “material adverse effect” set forth therein) would not, individually or in the aggregate, reasonably be expected to have a material adverse effect with respect to the Buyer. The Buyer shall have performed all obligations and agreements and complied in all material respects with all covenants and conditions required by this Agreement to be performed or complied with by it prior to or at the Closing. The Sellers shall have received from the Buyer a certificate certifying the statements set forth in the preceding sentences, signed by a duly authorized officer thereof; and

(b)          Buyer shall have delivered to Seller all of the deliverables set forth in Section 2.2(b).

Section 7.3.           Conditions to Obligations of the Buyer. The obligations of the Buyer to consummate the transactions contemplated by this Agreement shall be subject to the fulfillment, at or prior to the Closing, of each of the following conditions, any of which may be waived in writing by the Buyer in its sole discretion:

(a)           The representations and warranties of the Seller and the Company contained in this Agreement shall be true and correct both when made and as of the Closing Date, or in the case of representations and warranties that are made as of a specified date, such representations and warranties shall be true and correct as of such specified date, except where the failure to be so true and correct (without giving effect to any limitation or qualification as to “materiality” (including the word “material”) or “Material Adverse Effect” set forth therein) would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect with respect to the Company or its Subsidiaries, taken individually. The Seller and the Company shall have performed all obligations and agreements and complied in all material respects with all covenants and conditions required by this Agreement to be performed or complied with by them prior to or at the Closing. The Buyer shall have received from the Seller a certificate certifying the statements set forth in the preceding sentences, signed by a duly authorized officer thereof;

(b)           Seller shall have delivered to Buyer all of the deliverables set forth in Section 2.2(c);

(c)           Seller shall have delivered all the third party and governmental consents and approvals set forth in Schedule 7.3(c) of the Disclosure Schedules; and

(d)          There shall be no Material Adverse Effect with respect to the Company or any of its Subsidiaries.

ARTICLE VIII.
INDEMNIFICATION

Section 8.1.           Survival of Representations and Warranties . All representations and warranties made by the parties in this Agreement shall survive the Closing until eighteen (18) months after Closing Date, at which time they automatically shall expire; provided, that (x) the Tax representations and warranties contained in Section 4.14 (Taxes), Section 4.15 (Environmental Matters) and Section 4.22 (Regulatory Matters) shall survive the Closing until 90 days after the expiration of the applicable statute of limitations, at which time they automatically shall expire, and (y) the representations and warranties contained in Section 3.1 (Organization), Section 3.2 (Authority), Section 3.4 (Membership Interests) Section 3.5 (Brokers), Section 4.1 (Organization and Qualification), Section 4.2 (Authority), Section 4.4 (Equity Interests; Subsidiaries; Joint Ventures), Section 4.20 (Brokers), Section 5.1 (Organization), Section 5.2 (Authority) and Section 5.4 (Brokers) shall survive the Closing in perpetuity. Any claims under this Agreement with respect to a breach of a representation or warranty must be asserted by a written notice on or before the expiration of the applicable survival period for such representation, warranty, covenant or agreement, and if such a notice is given, the survival period for such representation or warranty shall continue solely as to the specific matters subject to the claim asserted until it is fully resolved as provided herein.

Section 8.2.           Indemnification by the Seller.

(a)           General . Subject to the provisions of this Article VIII, the Seller agrees to indemnify the Buyer or any of its officers, directors, shareholders, affiliates, agents or representatives and, after the Closing, the Company, and hold such Persons harmless from and against, any and all Losses incurred or sustained by, or imposed upon, such Persons, with respect to or by reason of:

(i)           any breach or inaccuracy of any representation or warranty made by the Seller in Article III hereof or the Company in Article IV hereof or in any agreement, document or certificate delivered to the Buyer by the Seller or the Company in connection with the transactions contemplated by this Agreement;

(ii)          any nonfulfillment or breach of any covenant, agreement or obligation to be performed by the Seller or the Company under this Agreement or in connection with the transactions contemplated hereby;

(iii)         any liability or obligation arising out of or related to any intercompany or affiliate agreement, arrangement or understanding;

(iv)        without duplication of the Seller’s obligations under Section 8.2(a) and Section 6. 7, eighty percent (80%) of any Taxes of the Company or its Subsidiaries attributable to any Pre-Closing Tax Period, provided that, for this purpose and for purposes of Section 6.7(c)(i), Taxes resulting from transactions that occur on the Closing Date shall be attributable to the Post-Closing Tax Period and shall not be attributable to any Pre-Closing Tax Period; and

(v)         any inaccuracy in Schedule 2.1(a) of the Disclosure Schedules that erroneously inflates the Purchase Price.

(b)           Dollar Thresholds for Indemnification. For purposes of determining those Losses that will be subject to indemnification under Section 8.2(a) , the Buyer and the Seller have agreed to use the dollar thresholds provided in this Section 8.2(b):

(i)           the Seller shall not be liable to the Buyer for any claims unless and until the total Losses suffered by the Buyer with respect to all claims under this Section 8.2 exceeds an amount equal to $100,000, in which case Seller shall be liable for all Losses, including such $100,000; and

(ii)          the maximum total amount payable by the Seller under this Section 8.2 with respect to all Losses shall not exceed an amount equal to the Purchase Price; provided, however, that the limitation set forth in Section 8.2(b)(i) shall not apply to any Losses arising out of or relating to any breach or inaccuracy of any representation or warranty made in Section 3.1 (Organization), Section 3.2 (Authority), Section 3.4 (Membership Interests), Section 3.5 (Brokers), Section 4.1 (Organization and Qualification), Section 4.2 (Authority), Section 4.4 (Equity Interests; Subsidiaries; Joint Ventures), Section 4.14 (Taxes) or Section 4.20 (Brokers) or to any claims for indemnification under Section 8.2(a)(ii)-(v).

(c)           Limitation on Indemnification. Seller shall not be responsible for indemnifying Buyer for any Losses resulting directly from Buyer’s action, or an obligation of Buyer that Buyer did not satisfy, under the contracts set forth in Schedule 8.2(c) of the Disclosure Schedules.

Section 8.3.           Indemnification by the Buyer. Subject to the provisions of this Article VIII, the Buyer agrees to indemnify the Seller or any of its officers, directors, shareholders, affiliates, agents or representatives and, prior to the Closing, the Company, and hold such Persons harmless from and against, any and all Losses incurred or sustained by, or imposed upon, such Persons, with respect to or by reason of:

(a)           any breach or inaccuracy of any representation or warranty made by the Buyer in this Agreement or in any agreement, document or certificate delivered to the Seller by the Buyer in connection with the transactions contemplated by this Agreement;

(b)           any nonfulfillment or breach of any covenant, agreement or obligation to be performed by the Buyer under this Agreement; and

(c)           without duplication of the Buyer’s obligations under Section 6.7, (i) twenty percent (20%) of any Taxes of the Company or its Subsidiaries attributable to any Pre-Closing Tax Period and (ii) one-hundred percent (100%) of any Taxes of the Company or its Subsidiaries attributable to any Post-Closing Tax Period, provided that, for this purpose and for purposes of Section 6.7(c)(i), Taxes resulting from transactions that occur on the Closing Date shall be attributable to the Post-Closing Tax Period.

Section 8.4.           Procedures for Indemnification.

(a)           If a party seeking indemnification (the “Indemnified Party”) shall claim to have suffered a Loss for which indemnification is available under Section 8.2 or 8.3, as the case may be, the Indemnified Party shall promptly notify the party responsible for indemnification under this Article VIII (the “Indemnifying Party”) in writing of such claim which written notice shall describe the nature of such claim, the facts and circumstances that give rise to such claim and the amount of such claim if reasonably ascertainable at the time such claim is made (or if not then reasonably ascertainable, the maximum amount of such claim reasonably estimated by the Indemnified Party) (such notification being the “Claim Certificate”). In the event that within thirty (30) days after the receipt by the Indemnifying Party of such a written notice from the Indemnified Party, the Indemnified Party shall not have received from the Indemnifying Party a written objection to such claim, such claim shall be conclusively presumed and considered to have been assented to and approved by the Indemnifying Party following receipt by the Indemnifying Party of a written notice from the Indemnified Party to such effect.

(b)           If an Indemnifying Party objects to the indemnification of an Indemnified Party in respect of any claim or claims specified in any Claim Certificate, the Indemnifying Party shall deliver a written notice to such effect to the Indemnified Party within thirty (30) days after receipt by the Indemnifying Party of such Claim Certificate. Thereafter, the Indemnifying Party and the Indemnified Party shall attempt in good faith to agree upon the rights of the respective parties for a period of not less than thirty (30) days after receipt by the Indemnified Party of such written objection with respect to each of such claims to which the Indemnifying Party has objected. If the Indemnified Party and the Indemnifying Party agree with respect to any of such claims, the Indemnified Party and the Indemnifying Party shall promptly prepare and sign a memorandum setting forth such agreement. Should the Indemnified Party and the Indemnifying Party fail to agree as to any particular item or items or amount or amounts (each, a “Disputed Claim”) within such 30-day period, then either party shall be entitled to pursue its available remedies for resolving its claim for indemnification.

(c)           An Indemnifying Party shall promptly reimburse an Indemnified Party for all Losses under a claim, or Buyer may offset amounts due to Buyer or its Affiliates as an Indemnified Party against amounts due to Seller under the Note, after thirty (30) days passes from the receipt of a Claim Certificate by the Indemnified Party without objection by the Indemnifying Party or, in the event a claim is disputed, resolution of the Indemnified Party’s claim is reached under the terms of Section 8.4(b).

Section 8.5.           Procedures for Third-Party Claims.

(a)           Any Indemnified Party seeking indemnification pursuant to this Article VIII in respect of any Third-Party Claim shall give the Indemnifying Party from whom indemnification with respect to such claim is sought (i) prompt written notice of such Third-Party Claim and (ii) copies of all documents and information relating to any such Third- Party Claim; provided, that the failure by the Indemnified Party to so notify or provide copies to the Indemnifying Party shall not relieve the Indemnifying Party from any liability to the Indemnified Party for any liability hereunder except to the extent that such failure shall have materially and actually prejudiced the defense of such Third-Party Claim.

(b)           The Indemnifying Party shall have the right, at its option, and expense, to defend against, negotiate, settle or otherwise deal with any Third-Party Claim with respect to which it is the Indemnifying Party and to be represented by counsel of its own choice, and the Indemnified Party will not admit any liability with respect thereto or settle, compromise, pay or discharge the same without the consent of the Indemnifying Party, which consent shall not be unreasonably withheld, so long as the Indemnifying Party is contesting or defending the same with reasonable diligence and in good faith; provided, that the Indemnified Party may participate in any proceeding with counsel of its choice and at its expense; provided further, that the Indemnifying Party may not enter into a settlement of any such Third-Party Claim without the consent of the Indemnified Party, which consent shall not be unreasonably withheld.

Section 8.6.           Tax Treatment of Indemnification. The Buyer and the Seller agree to treat any indemnity payment made pursuant to this Article VIII as an adjustment to the Purchase Price for all Tax purposes.

Section 8.7.           No Duplication of Recovery. Any liability for indemnification under this Agreement shall be determined without duplication of recovery by reason of the state of facts giving rise to such liability constituting a breach of more than one representation, warranty, covenant or agreement.

Section 8.8.           Exclusive Remedy After the Closing. EXCEPT WITH RESPECT TO CLAIMS OF FRAUD OR INTENTIONAL MISREPRESENTATION, THE RIGHTS OF INDEMNITY PROVIDED IN THIS ARTICLE VIII ARE THE PARTIES’ SOLE AND EXCLUSIVE REMEDY AFTER THE CLOSING RELATING IN ANY WAY TO THE SUBJECT MATTER OF THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY AND ALL OTHER RIGHTS OF INDEMNITY OR CONTRIBUTION, WHETHER CREATED BY LAW OR OTHERWISE, ARE HEREBY WAIVED; PROVIDED, THAT THE FOREGOING SHALL NOT PROHIBIT A PARTY FROM SEEKING INJUNCTIVE RELIEF, SPECIFIC PERFORMANCE OR OTHER EQUITABLE REMEDIES.

ARTICLE IX.
GENERAL PROVISIONS

Section 9.1.           No Presumption Against Drafting Party. Each of the Buyer, the Seller and the Company acknowledges that each party to this Agreement has been represented by counsel in connection with this Agreement and the transactions contemplated by this Agreement. Accordingly, any rule of law or any legal decision that would require interpretation of any claimed ambiguities in this Agreement against the drafting party has no application and is expressly waived.

Section 9.2.           Fees and Expenses. Except as otherwise provided herein, all fees and expenses incurred in connection with or related to this Agreement and the transactions contemplated hereby shall be paid by the party incurring such fees or expenses, whether or not such transactions are consummated; provided, however, that Seller shall pay for all such fees and expenses of the Company. In the event of termination of this Agreement, the obligation of each party to pay its own expenses will be subject to any rights of such party arising from a breach of this Agreement by the other.

Section 9.3.           Amendment and Modification. This Agreement may not be amended, modified or supplemented in any manner, whether by course of conduct or otherwise, except by an instrument in writing signed on behalf of each party and otherwise as expressly set forth herein.

Section 9.4.           Waiver. No failure or delay of any party in exercising any right or remedy hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any such right or power, or any abandonment or discontinuance of steps to enforce such right or power, or any course of conduct, preclude any other or further exercise thereof or the exercise of any other right or power. The rights and remedies of the parties hereunder are cumulative and are not exclusive of any rights or remedies which they would otherwise have hereunder. Any agreement on the part of any party to any such waiver shall be valid only if set forth in a written instrument executed and delivered by a duly authorized officer on behalf of such party.

Section 9.5.           Notices. All notices and other communications hereunder shall be in writing and shall be deemed duly given (a) on the date of delivery if delivered personally, or if electronically, upon written confirmation of receipt by facsimile, email or otherwise, (b) on the first Business Day following the date of dispatch if delivered utilizing a next-day service by a recognized next-day courier or (c) on the earlier of confirmed receipt or the fifth Business Day following the date of mailing if delivered by registered or certified mail, return receipt requested, postage prepaid. All notices hereunder shall be delivered to the addresses set forth below, or pursuant to such other instructions as may be designated in writing by the party to receive such notice:

(a)	if to the Seller or, prior to the Closing, the Company, to:

NEC DG II, LLC
53 South Main Street, Suite 310
Hanover, New Hampshire 03755
Attention:	Jim McNamara
Facsimile:	603-653-7524
Email:  jmcnamara@newenergycapital.com

NEC-EPS Holding, LLC
c/o NEC DG II, LLC
53 South Main Street, Suite 310
Hanover, New Hampshire 03755
Attention:	Jim McNamara
Facsimile:	603-653-7524
Email:  jmcnamara@newenergycapital.com

with a copy (which shall not constitute notice) to:

Rath, Young and Pignatelli, P.C.
54 Canal Street
Boston, Massachusetts 02114
Attention:	Oliver W. Stalter
Facsimile:	617-523-8855
Email:	ows@rathlaw.com

(b)	if to the Buyer or, after the Closing, the Company, to:

Energy and Power Solutions, Inc.
150 Paularino Avenue, Suite A120
Costa Mesa, CA 92626
Attention:	Jay Zoellner, Chief Executive Officer
Facsimile:	(714) 957-1093
Email:	jayz@epsway.com

NEC-EPS Holding, LLC
c/o Energy and Power Solutions, Inc.
150 Paularino Avenue, Suite A120
Costa Mesa, CA 92626
Attention:	Jay Zoellner, Chief Executive Officer
Facsimile:	(714) 957-1093
Email:	jayz@epsway.com

with a copy (which shall not constitute notice) to:

Bingham McCutchen LLP
600 Anton Blvd., 18th Floor
Costa Mesa, CA 92626
Attention:	Stephanie Siegel Brecher
Facsimile:	714-830-0700
Email:	stephanie.brecher@bingham.com

Section 9.6.           Interpretation. When a reference is made in this Agreement to a Section, Article or Exhibit such reference shall be to a Section, Article or Exhibit of this Agreement unless otherwise indicated. The table of contents and headings contained in this Agreement or in any Exhibit are for convenience of reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. All words used in this Agreement will be construed to be of such gender or number as the circumstances require. Any capitalized terms used in any Exhibit but not otherwise defined therein shall have the meaning as defined in this Agreement. All Exhibits annexed hereto or referred to herein are hereby incorporated in and made a part of this Agreement as if set forth herein. The word “including” and words of similar import when used in this Agreement will mean “including, without limitation,” unless otherwise specified.

Section 9.7.           Entire Agreement. This Agreement (including the Exhibits and Schedules hereto) and the Ancillary Agreements constitute the entire agreement, and supersede all prior written agreements, arrangements, communications and understandings and all prior and contemporaneous oral agreements, arrangements, communications and understandings among the parties with respect to the subject matter hereof and thereof. This Agreement and the Ancillary Agreements shall not be deemed to contain or imply any restriction, covenant, representation, warranty, agreement or undertaking of any party with respect to the transactions contemplated hereby or thereby other than those expressly set forth herein or therein or in any document required to be delivered hereunder or thereunder, and none shall be deemed to exist or be inferred with respect to the subject matter hereof. Notwithstanding any oral agreement or course of action of the parties or their Representatives to the contrary, no party to this Agreement shall be under any legal obligation to enter into or complete the transactions contemplated hereby unless and until this Agreement shall have been executed and delivered by each of the parties.

Section 9.8.           No Third-Party Beneficiaries. Nothing in this Agreement, express or implied, is intended to or shall confer upon any Person other than the parties and their respective successors and permitted assigns any legal or equitable right, benefit or remedy of any nature under or by reason of this Agreement.

Section 9.9.           Governing Law. This Agreement and all disputes or controversies arising out of or relating to this Agreement or the transactions contemplated hereby shall be governed by, and construed in accordance with, the internal laws of the State of California, without regard to the laws of any other jurisdiction that might be applied because of the conflicts of laws principles of the State of California.

Section 9.10.         Arbitration. Any dispute, controversy or claim arising out of, in connection with, or relating to this Agreement, the Ancillary Agreements or any breach or alleged breach thereof shall be determined and settled by arbitration in Orange County in the State of California, subject to Section 9.9, pursuant to the rules then in effect of the American Arbitration Association. Any award shall be final, binding and conclusive upon the parties, and a judgment rendered thereon may be entered in a United States District Court located in the State of California or any California state court having jurisdiction over the subject matter of the dispute or matter.

Section 9.11.         Disclosure Generally. Notwithstanding anything to the contrary contained in the Disclosure Schedules or in this Agreement, the information and disclosures contained in any Disclosure Schedule shall be deemed to be disclosed and incorporated by reference in any other Disclosure Schedule as though fully set forth in such Disclosure Schedule for which applicability of such information and disclosure is reasonably apparent on its face. The fact that any item of information is disclosed in any Disclosure Schedule shall not be construed to mean that such information is required to be disclosed by this Agreement. Such information and the dollar thresholds set forth herein shall not be used as a basis for interpreting the terms “material” or “Material Adverse Effect” or other similar terms in this Agreement.

Section 9.12.         Personal Liability. This Agreement shall not create or be deemed to create or permit any personal liability or obligation on the part of any direct or indirect stockholder of the Seller or the Buyer or any member, member’s representative, manager, officer, director, employee, Representative or investor of any party hereto.

Section 9.13.         Assignment; Successors. Neither this Agreement nor any of the rights, interests or obligations under this Agreement may be assigned or delegated, in whole or in part, by operation of law or otherwise, by any party without the prior written consent of the other parties, and any such assignment without such prior written consent shall be null and void; provided, however, that the Buyer may assign this Agreement to any Subsidiary of the Buyer with prior written notice to the Seller, but without the prior consent of the Seller or the Company; provided further, that the Seller may assign any of its rights under this Agreement, including the right to receive the Purchase Price, to one or more Affiliates of the Seller with prior written notice to the Buyer, but without the consent of the Buyer or the Company; provided still further, that no assignment shall limit the assignor’s obligations hereunder. Subject to the preceding sentence, this Agreement will be binding upon, inure to the benefit of, and be enforceable by, the parties and their respective successors and assigns.

Section 9.14.         Enforcement. Notwithstanding anything to the contrary in this Agreement, the parties agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. Accordingly, each of the parties shall be entitled to specific performance of the terms hereof, including an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement in any California State or federal court sitting in Los Angeles (or, if such court lacks subject matter jurisdiction, in any appropriate California State or federal court), this being in addition to any other remedy to which such party is otherwise entitled at law or in equity. Each of the parties hereby further waives (a) any defense in any action for specific performance that a remedy at law would be adequate and (b) any requirement under any law to post security as a prerequisite to obtaining equitable relief.

Section 9.15.         Currency. All references to “dollars” or “$” or “US$” in this Agreement refer to United States dollars, which is the currency used for all purposes in this Agreement.

Section 9.16.         Severability. Whenever possible, each provision or portion of any provision of this Agreement shall be interpreted in such manner as to be effective and valid under applicable Law, but if any provision or portion of any provision of this Agreement is held to be invalid, illegal or unenforceable in any respect under any applicable Law or rule in any jurisdiction, such invalidity, illegality or unenforceability shall not affect any other provision or portion of any provision in such jurisdiction, and this Agreement shall be reformed, construed and enforced in such jurisdiction as if such invalid, illegal or unenforceable provision or portion of any provision had never been contained herein.

Section 9.17.         Counterparts. This Agreement may be executed in two or more counterparts, all of which shall be considered one and the same instrument and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other parties.

Section 9.18.         Facsimile Signature. This Agreement may be executed by facsimile signature and a facsimile signature shall constitute an original for all purposes.

Section 9.19.         Time of Essence. Time is of the essence with regard to all dates and time periods set forth or referred to in this Agreement.

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IN WITNESS WHEREOF, each of the Seller, the Company and the Buyer have caused this Agreement to be executed as of title date first written above by their respective officers thereunto duly authorized.

NEC DG II, LLC

By:
Name:
Title:

NEC-EPS HOLDING, LLC

By:
Name:
Title:

ENERGY AND POWER SOLUTIONS, INC.

By:	/s/ JAY B ZOELLNER
Name: JAY B ZOELLNER
Title: PRESIDENT